Filed pursuant to Rule 433(d)

Registration Nos. 333-264978 and 333-264978-10

RATINGS TERM SHEET, dated July 3, 2025

John Deere Owner Trust 2025-B
Issuing Entity

John Deere Receivables LLC, Seller and Depositor
John Deere Capital Corporation, Sponsor and Servicer

The Depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Class A-1 Notes	Class A-2A Notes	Class A-2B Notes	Class A-3 Notes	Class A-4 Notes
Moody’s Investors Service, Inc.	P-1(sf)	Aaa(sf)	Aaa(sf)	Aaa(sf)	Aaa(sf)
Fitch Ratings, Inc.	F1+sf	AAAsf	AAAsf	AAAsf	AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receives at least the ratings listed above.

Citigroup	BofA Securities	MUFG	RBC Capital Markets
SOCIETE GENERALE		TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

This free writing prospectus does not contain all information that is required to be included in the prospectus.